Exhibit 99.2
FIRST AMENDMENT TO
2017 AMENDMENT AND RESTATEMENT OF
AVERY DENNISON CORPORATION
EMPLOYEE SAVINGS PLAN

WHEREAS, Avery Dennison Corporation (the “Company”) sponsors and maintains the Avery Dennison Corporation Employee Savings Plan (the “Plan”) for the exclusive benefit of its eligible employees; and
WHEREAS, it is now desirable to further amend the Plan’s provisions regarding automatic enrollment and the matching contribution.
NOW, THEREFORE, pursuant to the power and authority reserved to the Company’s board of directors and the power delegated to the Company’s chief executive officer under Section 17.2 of the Plan, the Plan is hereby amended, effective January 1, 2018, as follows:
1.    Section 3.1(c) of the Plan is amended as follows:
    “(c)    The first seven percent of Compensation so deferred shall be held for contribution to the Participant’s Basic PTS Account, and the excess, if any, for his Unmatched PTS Account. Such amounts shall include catch-up contributions, if applicable.”
2.    Section 4.1(b) of the Plan is amended as follows:
    “(b)    The excess, if any, of the first seven percent of Compensation so elected as ATS Contributions over the contributions to his Basic PTS Account shall be contributed to his Basic ATS Account and the remainder, if any, to his Unmatched ATS Account.”
3.    Section 6.3(c) of the Plan is amended as follows:
“(c)    Matching Contributions. Matching contributions shall be allocated as follows:
(i)    for each Payday, each Participant shall have credited to his ESOP Matching Account a Matching Contribution equal to the sum of fifty percent of his total contributions to his Basic ATS Account and Basic PTS Account for such Payday; and
(ii)    as of the last day of each Plan Year, additional Company Matching Contributions to his ESOP Matching Account shall be made so that the Participant’s share of the total annual Matching Contribution under this subsection equals fifty percent of his total contributions for that Plan Year to his Basic ATS Account and Basic PTS Account based on his annual Compensation for the Plan Year.
A Participant’s maximum Matching Contribution in any Plan Year shall not exceed three and one-half percent of his Compensation.”

4.    Section I of Exhibit 2 of the Plan is amended as follows:
“EXHIBIT 2

PRE-TAX AND AFTER-TAX CONTRIBUTIONS

I.    AUTOMATIC ENROLLMENT PERCENTAGES FOR PRE-TAX CONTRIBUTIONS

Section 2.2

Default Election/Qualified Percentage	Effective Date

6%	January 1, 2011
7%	January 1, 2018”

Executed this 9th day of November, 2017.

AVERY DENNISON CORPORATION

By: /s/ Mitchell R. Butier
Mitchell R. Butier
President and Chief Executive Officer
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